Exhibit 99.1
PROXY
BREK ENERGY CORPORATION
This proxy is solicited on behalf of the Board of Directors
for the Special Meeting on _____________, 2007
     This proxy will be voted as specified by the shareholder. If no specification is made, all shares will be voted “FOR” the approval of the proposal set forth in the proxy statement.
     The shareholder(s) represented herein appoint(s) Richard Jeffs and Gregory Pek, and each of them, proxies with the power of substitution to vote all shares of common stock entitled to be voted by said shareholder(s) at the Special Meeting of the Shareholders of Brek Energy Corporation to be held at the offices of Richardson & Patel LLP, located at 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, on ___, 2007 at ___a.m. (Pacific Time), and in any adjournment or postponement thereof as specified in this proxy.
PROPOSAL #1-APPROVAL OF MERGER AND AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER 20, 2006 AS AMENDED ON JANUARY 31, 2007 AND MAY 29, 2007

FOR ☐	AGAINST ☐	ABSTAIN ☐
Please mark, date and sign your proxy card and mail it in the enclosed envelope as soon as possible.
In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Signature	Date

Signature	Date

Note: Please mark, date and sign this proxy card and return it in the enclosed envelope. Please sign as your name appears hereon. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.